UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934Date of Report (Date of earliest event reported): November 25, 2002

Commission File No. 0-11927

Moto Photo, Inc.

(Exact name of registrant as specified in its charter)

Delaware 31-1080650

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(State or other jurisdiction (IRS Employer Identification No.)

of Incorporation)

4444 Lake Center Dr., Dayton, Ohio 45426

(Address of principal executive offices)

Registrant's telephone number, including area code: (937) 854-6686

7

Item 3. Bankruptcy or Receivership.

On November 25, 2002, Moto Photo, Inc. (the "Company") filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the U.S. Bankruptcy Court for the Southern District of Ohio, Western Division in Dayton, Ohio ("Bankruptcy Court"). The case filed by the Company is In re Moto Photo, Inc., Debtor, Case No. 02-38935.

The Company continues in possession of its properties and the management of its business as a debtor-in-possessions pursuant to Section 1107 and Section 1108 of the Bankruptcy Code. The Company continues to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court.

On November 25, 2002, the Company also entered into an Asset Purchase Agreement to sell substantially all of the Company assets to MOTO Franchise Corporation.

It is contemplated that the proposed sale would be consummated under the provisions of Section 363 of the Bankruptcy Code. The sale is subject to Bankruptcy Court approval and to higher and better offers.

MOTO Franchise Corporation was formed by Mr. Harry D. Loyle and five of the Company's current area developers. Mr. Loyle is a former director of the Company, owns approximately 9% of the Company's common shares, and is currently the principal shareholder in and President and CEO of an entity that is an area developer of the Company.

The Company is asking the Bankruptcy Court for approval to assume all of its franchise and related agreements and for approval of an agreement with Provident Bank for use of cash collateral during the pendency of the bankruptcy proceeding. The Company anticipates that its activities, including franchisee and customer service levels, will continue uninterrupted during the pendency of the bankruptcy proceedings.

Upon completion of the sale, which is contemplated to occur by January 31, 2003, the franchise and related activities will be conducted by MOTO Franchise Corporation with Mr.

Loyle as President and CEO.

MOTO Franchise Corporation plans to maintain the Company's corporate headquarters in the Dayton suburb of Trotwood, Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTO PHOTO, INC.

Date: November 25, 2002 By:/s/ Alfred E. Lefeld

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Name: Alfred E. Lefeld

Title: Chief Financial Officer